Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust II: Fidelity California AMT Tax-Free Money Market Fund of our report dated April 16, 2007 on the financial statements and financial highlights included in the February 28, 2007 Annual Report to Shareholders of the above referenced fund(s), which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 17, 2007